Exhibit 99.1

Media Contact:

Mary Jo Rose

925-452-3252

mrose@taleo.com

Taleo Expands Global Leadership in Talent Management with

Acquisition of Jobpartners

Acquisition Doubles Customer Base and More than Doubles the Team in Europe

DUBLIN, CA – June 21, 2011—Taleo Corporation (NASDAQ: TLEO), the leading provider of on-demand talent management solutions, today announced that it has signed a definitive agreement to acquire Jobpartners for approximately $38 million, €26 million Euros. The acquisition expands Taleo’s ability to serve customers based in Europe and makes Taleo one of the largest SaaS-based talent management vendors in the region. Taleo’s acquisition of Jobpartners doubles its customers based in Europe, and more than doubles the size of its team of professionals in Europe, providing an unmatched ability to serve the customers in this region. This deal signifies Taleo’s commitment to investing in growth and the strategic importance of having a strong team and established customer base in scaling a significant SaaS business.

“We have been impressed by the capabilities of the Jobpartners team and the close relationships they have built with their large and sophisticated Europe-based customers. This acquisition creates an opportunity for us to accelerate our expansion outside of North America by increasing our customer base, increasing our local sales and support capacity as well as taking advantage of the Jobpartners Eastern European development center,” said Michael Gregoire, Chairman and CEO of Taleo. “With our expertise and skills, and Jobpartners’ experienced employees, we have the unmatched ability to serve and expand our combined base of European customers.”

More than 350 customers internationally already realize the benefits of Taleo’s cloud-based talent management solutions for recruiting, performance management and learning. The combined strength of Taleo and Jobpartners make Taleo a global leader in Europe.

“Talent is becoming a global challenge while at the same time local presence is a key,” says Lisa Rowan, program director HR, Talent and Learning Strategies for IDC. “Taleo’s acquisition of Jobpartners will offer them that local capability in Europe and a host of well-known global brand clients.”

Jobpartners cloud-based solutions help organizations effectively attract, connect, develop and retain the quality people they need to remain competitive in today’s global business environment. Jobpartners provides talent management solutions to global customers such as Carrefour, Deutsche Post DHL, Nationwide, Nike EMEA, Rabobank and Xerox. Jobpartners solutions are available in more than 50 countries across all industries and in 28 languages.

Details Regarding the Proposed Jobpartners Acquisition

Taleo will acquire Jobpartners for approximately $38 million in cash. The acquisition has been approved by Jobpartners’ board of directors and is expected to close in the quarter ending September 30, 2011 subject to customary closing conditions.

Additional details and information about the terms and conditions of the acquisition will be available in a current report on Form 8-K to be filed by Taleo with the United States Securities and Exchange Commission.

The acquisition of Jobpartners is expected to add approximately $2-3 million to Taleo’s GAAP revenue and $5-6M to its non-GAAP revenue in 2011. The acquisition is expected to be dilutive to GAAP earnings per share and neutral to non-GAAP earnings per share in 2011. Taleo expects to provide an updated financial outlook for its fiscal third quarter and full year 2011 during the quarterly earnings call.

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About Taleo

Taleo’s (NASDAQ: TLEO) cloud-based talent management platform unites products and an ecosystem to drive business performance through Talent Intelligence.™ Approximately 5,000 customers use Taleo for talent acquisition, performance, learning and compensation management, including 47 of the Fortune 100. Further, Taleo’s Talent Grid cloud community harnesses the expertise of Taleo customers, more than 200 million candidates to date, and 140 partners and industry experts.

Forward-looking Statements

This release contains forward-looking statements, including statements regarding the expected timing of the closing of the acquisition, the expected benefits of the acquisition to: Taleo’s leadership and market position; Taleo’s sales efforts; Taleo’s products and services; and Taleo’s customers. Any forward-looking statements contained in this press release are based upon Taleo’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Taleo’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Taleo disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including risks related to (1) the satisfaction of closing conditions to the acquisition, (2) difficulties in integrating Jobpartners and its products, services and employees into Taleo and achieving expected synergies, (3) Taleo’s ability to retain key employees, (4) whether the market for Taleo’s products and services grows as anticipated, and Taleo’s ability to compete successfully, (5) Taleo’s ability to deliver new products and services and to acquire and renew customers, and (6) other factors affecting the operation of the respective businesses. Further information on potential factors that could affect actual results is included in Part II, Item 1A of Taleo’s Quarterly Report on Form 10-Q, as filed with the SEC on May 9, 2011, and in other reports filed by Taleo with the SEC.

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